Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. UPDATES SECOND QUARTER FISCAL 2010 GUIDANCE

New York, New York — June 7, 2010 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 581 retail stores, today updated its second quarter fiscal 2010 guidance in advance of its participation in the 30th Annual Piper Jaffray Consumer Conference.

Based on current business trends, including comparable store sales over the past three weeks, the Company now projects its second quarter loss per share to widen from its previous expectations provided on May 20, 2010.  Regarding its revised outlook for the second quarter of fiscal 2010, the Company provided the following information:

•                  Comparable store sales are expected to be approximately flat.

•                  Merchandise margins are projected to decrease by approximately 900 basis points versus last year reflecting higher levels of promotional activity.

•                  Buying and occupancy costs are expected to slightly increase as a percentage of net sales from the year-ago period.

•                  Selling, general and administrative expenses are expected to increase as a percentage of net sales by approximately 300 basis points compared to last year primarily as a result of investments in the Company’s e-commerce and outlet businesses, along with certain store expenses.

These projections exclude the impact of previously announced charges related to the closure of the Company’s test accessories concept.  The Company plans to report full results for the second quarter of fiscal 2010 during the week of August 16, 2010.

The Company will present at the 30th Annual Piper Jaffray Consumer Conference held at the Westin New York at Times Square on Tuesday, June 8, 2010 at 3:10 p.m. Eastern Time.  Richard P. Crystal, Chairman and Chief Executive Officer, and Sheamus Toal, Executive Vice President and Chief Financial Officer, will host the presentation which will also be webcast live at:

http://cts.businesswire.com/ct/CT?id=smartlink&url=http%3A%2F%2Fwww.nyandcompany.com&esheet=6311800&lan=en_US&anchor=www.nyandcompany.com&index=1&md5=fc25148cbffc13e7f9d7fd9769ce83ff.

Forward Looking Statements: This press release contains certain forward looking statements including with respect to our guidance for the second quarter of fiscal year 2010.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) performance of our stores, including comparable store sales; (ii) the impact of general economic conditions and their effect on consumer confidence and spending patterns, which have deteriorated significantly and may continue to do so for the foreseeable future; (iii) our ability to successfully maintain our restructuring and cost reduction program; (iv) the current economic conditions could negatively impact the Company’s merchandise vendors and their ability to deliver products; (v) our ability to open and operate stores successfully; (vi) seasonal fluctuations in our business; (vii) our ability to anticipate and respond to fashion trends; (viii) our dependence on mall traffic for our sales; (ix) competition in our market, including promotional and pricing competition; (x) our ability to retain, recruit and train key personnel; (xi) our reliance on third parties to manage some aspects of our business; (xii) our reliance on foreign sources of production; (xiii) our ability to protect our trademarks and other intellectual property rights; (xiv) our ability to maintain, and our reliance on, our information technology infrastructure; (xv) the effects of government regulation; (xvi) the control of the company by our sponsors and any potential change of ownership of those sponsors; and (xvii) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Media: Kellie Baldyga

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion oriented, moderately priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of retail stores and e-commerce store at www.nyandcompany.com. The Company currently operates 581 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.